                               ESYNCH CORPORATION
                            (a Delaware Corporation)
                        One Technology Drive, Building H
                                Irvine, CA 92618

                  (Principle Executive Offices of the Company)

NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

NOTICE IS HEREBY GIVEN that certain shareholders of eSYNCH CORPORATION, (hereinafter referred to as the "Company"), having more than fifty percent (50%) of the total voting shares of the Company, have provided their written consent to the proposed actions as set forth in the Information Statement, which actions shall take effect no sooner than 20 calendar days following the mailing of the herein Information Statement. The certain shareholder's written consents cover the following shareholder action:

(i) an Action by Written Consent dated September 18, 2003, over 50% of the Stockholders of the Company on the amendment to the Articles of Incorporation of the Company, as amended, to provide for the Spin Off of Oxford Media Corp. and Kiss Software Corporation, wholly owned subsidiaries of eSynch Corporation to the shareholders of eSynch Corporation as of the record date of October 3, 2003. The Shareholders of eSynch Corporation will receive one share of each subsidiary for every 40 shares they own of eSynch Corporation on the record date.

As of September 18, 2003, there were 193,946,902 Class A Common Stock shares and common stock equivalents issued and outstanding, having 193,946,902 for any matter that may be voted upon by the shareholders of the Company. This Information Statement will be mailed to all shareholders of record as of September 18, 2003.



By order of the Board of Directors.                     September 22, 2003


                                        /S/  THOMAS HEMINGWAY
                                        --------------------------
                                        THOMAS HEMINGWAY
                                        CHIEF EXECUTIVE OFFICER
                                        ESYNCH CORPORATION




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                               ESYNCH CORPORATION.
                            (a Delaware Corporation)
                        One Technology Drive, Building H
                                Irvine, CA 92618
                  (Principle Executive Offices of the Company)

                              INFORMATION STATEMENT

                  DATE FIRST MAILED TO SHAREHOLDERS OF RECORD:
                                  September 18, 2003

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                  INTRODUCTION

This Information Statement is being furnished to the shareholders of record of eSynch Corporation, a Delaware corporation (the "Company"), as of September 18, 2003 pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended. Certain shareholders having more than fifty percent (50%) of the total voting shares of the Company have provided their written consent to the proposed actions as set forth within this Information Statement, which actions shall take effect no sooner than 14 calendar days following the mailing of the herein Information Statement. The certain shareholder's written consents cover the following shareholder actions:

an Action by Written Consent dated September 18, 2003, over 50% of the Stockholders of the Company on the amendment to the Articles of Incorporation of the Company, as amended, to provide for the Spin Off of Oxford Media Corp. and Kiss Software Corporation, wholly owned subsidiaries of eSynch Corporation to the shareholders of eSynch Corporation as of the record date of October 3, 2003. The Shareholders of eSynch Corporation will receive one share of each subsidiary for every 40 shares they own of eSynch Corporation on the record date.

A copy of the Written Consents are attached as Exhibit "A" to this Information Statement. Management of the Company is utilizing the Written Consents in order to save expense and time.

Certain shareholders of the Company having more than fifty percent (50%) of the issued and outstanding shares of the Company's common stock (the "Common Stock") have provided written consents to the Spin off. See "Vote Required"; "Other Information Regarding the Company - Security Ownership of Certain Beneficial Owners and Management"; and "Directors and Executive Officers". See "Matters Set Forth in the Written Consents".

Shareholders of record at the close of business on September 18, 2003, are being furnished copies of this Information Statement. The principal executive office of the Company is located at One Technology Dr., Bldg. H Irvine, CA 92618, and the Company's telephone number is (949) 753-0590.



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                    MATTERS SET FORTH IN THE WRITTEN CONSENTS

The Written Consents contain:

         (i) A Resolution dated September 18, 2003, to amend the Certificate of Incorporation in order to provide for the Spin Off of Oxford Media Corp. and Kiss Software Corporation, wholly owned subsidiaries of eSynch Corporation to the shareholders of eSynch Corporation as of the record date of October 3, 2003. The Shareholders of eSynch Corporation will receive one share of each subsidiary for every 40 shares they own of eSynch Corporation on the record date.

Shareholders representing 60.99 % of the votes of the currently issued and outstanding shares of Common Stock have executed the Written Consents, thereby ensuring the Spin Off of Kiss Software Corporation and Oxford Media Corp., See "Other Information Regarding The Company - Security Ownership of Certain Beneficial Owners and Management."

Set forth below is a table of the stockholders who have executed the Written Consents and, to the best of the Company's knowledge, the number of shares of Common Stock beneficially owned by such stockholders as of September 18, 2003:


                                         Number of                Perecent
Name of Individual Shareholder             Shares                  Owned
---------------------------------   ---------------------    ------------------

Angos Property, Ltd.                           5,123,263                 2.64%
Aspen International, Ltd.                      9,678,908                 4.99%
James Budd                                    10,993,685                 5.67%
Robin Cruse                                    2,000,000                 1.03%
Doug Decinces                                  2,184,090                 1.13%
Thomas Hemingway                              23,424,904                12.08%
T. Richard Hutt                               13,208,206                 6.81%
Intercoastal Holdings, Ltd.                    3,955,676                 2.04%
Scott Jackson                                  3,700,000                 1.91%
George Lefevre                                 2,000,000                 1.03%
LightLine Limited                                 93,069                 0.05%
Manchester Asset Management                    3,146,791                 1.62%
Detra Mauro                                      111,395                 0.06%
Andre Nazarian                                   500,000                 0.26%
David Noyes                                    2,000,000                 1.03%
Tom Parker                                     4,700,000                 2.42%
Lee Puglisi                                    1,220,000                 0.63%
Stonestreet Limited Partnership                1,682,516                 0.87%
Total Business Services                       17,000,000                 8.77%
Triton Private Equity Fund L.P.                1,536,134                 0.79%
Mark Utzinger                                 10,000,000                 5.16%
                                    ---------------------    ------------------
                                             118,258,637                60.99%


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                                  VOTE REQUIRED

Counterpart copies of the Written Consents evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated consent delivered by the Company in order to effectuate the matters set forth therein. As of September 18, 2003 (the dates of the Written Consents), 193,946,902 shares of Common Stock or Common Stock equivalent were issued and outstanding with votes of 193,946,902 votes thus, Stockholders representing no less than 118,258,637 votes from Common Stock, were required to execute the Written Consents to effect the matter set forth therein. As discussed under "Matters Set Forth in the Written Consents," shareholders owning approximately 118,258,637 votes, or 60.99% of the votes of Common Stock, have executed the Written Consents and delivered them to the Company as required by law within the 60 day period, thereby ensuring the "Spin Off"



                     OTHER INFORMATION REGARDING THE COMPANY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth to the best of the Company's knowledge the number of shares beneficially owned as of September 18, 2003, by (1) each of the current Executive Officers and Directors of the Company (ii) each person (including any "group" as that term is defined in Section 12(d)(3) of the Exchange Act) who beneficially owns more than 5% of the Common Stock, and (iii) all current Directors and officers of the Company as a group.

                            SHARES BENEFICIALLY OWNED

                                                        Common                               Preferred
NAME OF BENEFICIAL OWNER                      NUMBER               PERCENT             NUMBER         PERCENT
------------------------                      ------               -------             ------         -------
  Thomas Hemingway(1)                       23,536,299             13.77%               -0-              0%
  T. Richard Hutt                           13,208,206              7.73%               -0-              0%
  James H. Budd                             10,993,685              6.43%               -0-              0%

All Directors and Executive
Officers as a group (2 Persons)             47,738,190             27.93%               -0-              0%


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

(1) Includes 111,395 shares owned by Ms. Detra Mauro Hemingway, the spouse of Mr. Hemingway.


DIRECTORS AND EXECUTIVE OFFICERS




NAME                      POSITION(S) WITH THE COMPANY                 AGE
--------------------------------------------------------------------------------
Thomas Hemingway          Chairman and Chief Executive Officer          47

T. Richard Hutt           Director, Vice President and                  64
                          Secretary/Treasurer

James H. Budd             Director and Vice President                   62



THOMAS HEMINGWAY
----------------

On August 5, 1998, Mr. Hemingway became the Chief Executive Officer and Chairman of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark Corporation, a California corporation ("Intermark"), and Intermark's security holders upon the consummation of that transaction. A co-founder of Intermark, from October 1995 to the present Mr. Hemingway served as Chief Executive Officer and in other senior management positions at Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Hemingway operated a consulting business specializing in software sales and marketing. From January 1994 to July 1994, Mr. Hemingway was chief operating officer at Ideafisher Systems, an artificial intelligence associative processing software company. From August 1993 to December 1993, Mr. Hemingway was serving as a consultant with L3, an edutainment software company. From January 1993 to July 1993, Mr. Hemingway was involved in computer-related consulting in the capacity of chief executive officer of Becker/Smart House, LV, a home automation enterprise. In 1992, Mr. Hemingway was involved in making private investments in various industries. Previously, from 1987 to 1991, Mr. Hemingway founded and served as president of Intellinet Information Systems, a provider of network services and systems. Earlier in his career, Mr. Hemingway was a founder of Omni Advanced Technologies, a research and development firm developing products for the computer and communications industry.



                                       5
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T. RICHARD HUTT
---------------

Mr. Hutt was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Hutt became a Vice President and the Secretary of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's security holders. A co-founder of Intermark, from October 1995 to the present Mr. Hutt has served as Vice President of Sales and Secretary of Intermark. From September 1992 to September 1995, Mr. Hutt was distribution sales manager for Strategic Marketing Partners, a leading national software and technology marketing firm. Previously, he was in the communications and mini-computer industry with TRW where he formed the Canadian subsidiary as vice president of sales. He moved to TRW's Redondo Beach headquarters and managed the western division until Fujitsu acquired the business unit. Before joining TRW, he was with NCR's financial sales division in Canada. Prior to that he managed the VAR division at Wang Laboratories. Moving to Matsushita, he played a key role in the development of the distribution channel for their Panasonic products.


JAMES H. BUDD
-------------

Mr. Budd was elected to the Board of Directors on October 27, 1998. In August, 1998, Mr. Budd became a Vice President of the Company pursuant to the Agreement and Plan of Share Exchange among the Company, Intermark and Intermark's security holders. A co-founder of Intermark, from October 1995 to the present Mr. Budd has served as Vice President of Marketing and in other executive capacities of Intermark, a software publishing, sales and marketing company. From August 1994 to September 1995, Mr. Budd operated a consulting business specializing in software sales and marketing.
From March 1994 to July 1994, Mr. Budd was vice president of marketing at Ideafisher Systems, an artificial intelligence / associative processing software company. From November 1993 to February 1994, Mr. Budd was involved in making private investments in various industries. Previously, from July 1978 to October 1993, Mr. Budd was founder and chief executive officer of Command Business Systems, a developer of business software products. Earlier in his career, Mr. Budd held marketing and sales management positions at Unisys, Nixdorf, Tymshare, and Prime Computer.



Litigation - The Company was involved in several lawsuits that have resulted in judgments against the Company. All amounts claimed under these actions have been recorded in the accompanying financial statements, as described below.

In September 1999, a lawsuit was filed by C-Group in United States District Court, District of Maryland, against Intermark seeking $99,110 for goods that were claimed to be purchased by Intermark. In October 1999, the plaintiff amended the complaint and reduced the amount it is seeking to $81,326. In March 2001 a judgment was entered against Intermark in the amount of $133,658 related to the claim against Intermark which included $53,332 related to a claim against Softkat.

A collection action was filed on May 9, 2002 wherein Garfinkle Limited Partnership II ("GLP") alleged breach of a $450,000 promissory note. On August 21, 2002 the court granted GLP's application for right to attach order against the Company for the approximate sum of $528,696. Additionally, GLP filed a motion for summary judgment against the Company which is presently set for trial in August 2003.

During the years 2001 and 2002, several lawsuits were filed against the Company generally for non-payment of amounts due. These lawsuits resulted in judgments against the Company totaling $1,138,000. All amounts have been recorded in the Company's financial statements as accounts payable. The Company is currently attempting to negotiate settlements with all creditors.

On August 9, 2001, an action was filed in California Superior Court, County of Orange, against the Company, certain officers and its current Directors by Donald C. Watters, the Company's former president, chief operating officer and director, claiming breaches of contract, good faith and fair dealing, and fiduciary duty, and tortuous adverse employment action in violation of public policy. Mr. Watters is seeking general damages of not less than $2,780,000, punitive damages, interest, attorney's fees and court costs. Mr. Watters was terminated by the Company for cause. The Company believes that the claims are without merit and intends to vigorously defend the action; accordingly, no accrual has been made for this claim. On May 16, 2003, the court granted multiple motions for summary judgment and summary adjudication in favor of the Company's directors and former directors. Mr. Watters has filed an appeal of that ruling which currently remains pending. The parties have stipulated to stay the balance of the case pending resolution of the appeal.

On July 26, 2002 eSynch acquired irrevocable voting rights of NACIO Systems, Inc. ("NSI"), a California corporation. eSynch entered into an irrevocable escrow agreement to acquire all of the outstanding common and preferred shares of NSI, subject to a successful completion of the plan of reorganization. eSynch Corporation, signed, but had not consummated, an agreement to acquire all of the outstanding capital stock of NSI. The acquisition was to be pursuant to an exchange of stock between holders of NSI stock and eSynch conducted in accordance with the original Plan of Reorganization of NSI under Chapter 11 of the U.S. Bankruptcy Code. NSI amended the Plan on April 25, 2003 which was approved by the Bankruptcy Court's on May 22, 2003 which ordered that the eSynch undo the previous acquisition of NSI capital stock and undo the stock issuance previously consummated by the Company and the common and preferred shareholders of NSI

The  acquisition  was to be pursuant to an exchange of stock in accordance  with the original Plan of Reorganization of NSI. under Chapter 11 of the U.S. Bankruptcy Code. In February 2003, the Company issued 40,006,021 shares of common stock to the shareholders of NSI. NSI amended the Plan of Reorganization on April 25, 2003, which was approved by the Bankruptcy Court on May 22, 2003, and which ordered that the eSynch undo the acquisition. eSynch has subsequently received back 13,599,316 shares of its common stock and has cancelled those shares. The Company application for order to recover the remaining 26,406,705 common shares was approved on September 5, 2003 and the shares were cancelled by the Company.




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

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

The Company has been registered pursuant to Section 12 of the Securities Exchange Act of 1934 since September 23, 1990 and, by reason thereof, all officers, directors and 10% or more shareholders of the Company became obligated to file Forms 3, 4 and 5, describing the ownership of securities in the Company and any changes thereto, as they may apply, since that date. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations made to the Company, no other reports were required, during and with respect to the fiscal year ended December 31, 2000 and all Reporting Persons have complied with all filing requirements applicable to them.






                                    EXHIBIT A

                               ESYNCH CORPORATION

  NOTICE PUSUANT TO SECTION 228 OF THE GENERAL CORPORATION LAW OF THE STATE OF
                                    DELAWARE

TO: ALL STOCKHOLDERS

1. PLEASE TAKE NOTICE THAT Stockholders owning at least a majority of the outstanding stock of eSYNCH CORPORATION, by written consent dated September 18, 2003 have duly adopted the following resolution:

         " An Action by Written Consent dated September 18, 2003, over 50% of the Stockholders of the Company on the amendment to the Articles of Incorporation of the Company, as amended, to provide for the Spin Off of Oxford Media Corp. and Kiss Software Corporation, wholly owned subsidiaries of eSynch Corporation to the shareholders of eSynch Corporation as of the record date of October 3, 2003. The Shareholders of eSynch Corporation will receive one share of each subsidiary for every 40 common shares of eSynch Corporation as of the record date".

DATE: September 22, 2003


                                BY: /S/ THOMAS HEMINGWAY
                                    -----------------------------------
                                    THOMAS HEMINGWAY
                                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER




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